Exhibit 99.1

Contango ORE, Inc. Announces Plans for New JV Partner Kinross Gold Corporation to Develop the Peak Gold Deposit and Sale of 30% Interest in Peak Gold, LLC resulting in a Substantially Improved Balance Sheet and Reduction in Outstanding Common Stock

Map of the Peak Gold project.

HOUSTON--(BUSINESS WIRE)--September 30, 2020--Contango ORE, Inc. (“CORE” or the “Company”) (OTCQB: CTGO), is pleased to announce that it has executed agreements for a series of transactions (collectively, the “Transactions”) that reposition the Company as a well-capitalized US gold developer and explorer, including the important addition of the U.S. subsidiary of Kinross Gold Corporation (“Kinross”), a Tier 1 mine operator, as its venture partner in Peak Gold, LLC (the “Joint Venture Company”) as manager and operator of the Peak Gold project (“Peak Gold”) located near Tok, Alaska. The Transactions are expected to close on or before October 1, 2020.

Transaction Highlights

As a result of the Transactions:

  CORE welcomes Kinross as its new partner in the Joint Venture Company in which CORE will own 30% and Kinross will own 70% and operate Peak Gold. Kinross is a large, diversified gold producer with extensive operating experience in Alaska. Kinross plans to process ore from Peak Gold at its existing Fort Knox mining and milling complex. The use of the Fort Knox mill is expected to accelerate the development of Peak Gold and result in significantly reduced upfront capital development costs, smaller environmental footprint, a shorter permitting and development timeline and less overall risk for the project. Kinross has estimated anticipated production of 1 million ounces of gold equivalent produced at Peak Gold over a 4.5 year mine life based on current resources beginning in 2024 and estimated all-in sustaining costs (AISC) of $750/oz Au Eq., and total capital costs of $110 million.1
  As a result of the Transactions, CORE substantially strengthens its balance sheet and liquidity with approximately $35 million in cash, including estimated cash proceeds from the Transactions of approximately $32 million after tax.
  CORE reduces its outstanding common stock by 11.9% through the repurchase of 809,744 shares previously owned by Royal Gold, Inc. (“Royal Gold”), its former venture partner in the Joint Venture Company.
  CORE increases its economic ownership to 100% and obtains operational control over Alaska state mining claims adjacent to Peak Gold covering approximately 170,000 acres (or approximately 676 square kilometers) distributed by the Joint Venture Company to the Company. These claims include the Hona, Eagle and Triple Z prospects. CORE believes these state mining claims have good exploration potential which could be realized utilizing the key skillsets of CORE’s management team. Approximately 13,000 acres of the state mining claims are subject to a repurchase option by the Joint Venture Company.

Rick Van Nieuwenhuyse, CORE’s Chief Executive Officer, commented, “This is a momentous transaction for the Company. CORE stockholders will now see a clear and accelerated path to production at Peak Gold with Kinross, a Tier 1 mining operator that has nearly 25 years of operating experience in Alaska. Trucking high-quality ore from Peak Gold to Kinross’ Fort Knox mill is an ideal solution to fast track the project to a production decision. By not having to permit and construct a mill and tailings facility on site, we would greatly reduce the costs, environmental footprint, permitting and construction risks, and reduce the timeline to potential production for Peak Gold. This is a significant benefit for our stockholders. We look forward to working with Kinross and the Tetlin Tribe to develop Alaska’s next gold mine. Meanwhile, we have a great opportunity to find additional gold, silver and copper resources on our 100% owned state mining claims that cover approximately 170,000 acres adjacent to Peak Gold’s 675,000 acre Tetlin Lease, both of which have excellent exploration upside with numerous high-quality exploration targets. CORE will close the Transactions with substantially improved liquidity following the receipt of $32.4 million in cash, while significantly reducing our outstanding shares. We believe we have sufficient cash to meet our near term funding obligations for Peak Gold and to explore for new resources. I am very excited about the future for CORE, including its new partnership with Kinross.”

Summary of the Transactions

Pursuant to the Transactions, CORE’s wholly owned subsidiary sold half of its 60% membership interest in the Joint Venture Company to a wholly owned subsidiary of Kinross in exchange for $32.4 million dollars in cash and 809,744 shares of Company common stock, representing approximately 11.9% of the outstanding shares immediately prior to the Transactions. The cash received by CORE included a $1.2 million prepayment as compensation for the potential effect of a newly created silver royalty on CORE’s interest in the Joint Venture Company. In a separate transaction, Kinross acquired for cash a 40% membership interest in the Joint Venture Company and the 809,744 shares of CORE common stock that were delivered to CORE.

Prior to the sale, the Joint Venture Company distributed to CORE the equity of a newly formed company that owns all of the Alaska state mining claims previously held by the Joint Venture Company, subject to an option for the Joint Venture Company to repurchase approximately 13,000 acres of the claims. The Company increased its ownership in the state mining claims from 60% to 100% as a result of the distribution.

In connection with the Transactions, CORE and Kinross will enter into an Amended and Restated Limited Liability Company Agreement of the Joint Venture Company (the “AR JV LLCA”). Pursuant to the AR JV LLCA, the Joint Venture Company continues to be run by a management committee with each party holding a voting interest equal to its percentage interest in the company and where majority rules except for certain key actions that require approval by unanimous vote. Kinross will hold the other two positions on the management committee and will become the manager and operator of the Joint Venture Company. The AR JV LLCA better addresses the evolution of the Joint Venture Company from its exploration stage to an exploration, development and mining stage and allows for the proposed plan of trucking of ore for offsite processing as planned by Kinross and CORE. CORE expects to use a portion of the proceeds from the Transactions to fund its capital contribution obligations to the Joint Venture Company to advance exploration and development of Peak Gold.

Overview of Peak Gold and 100% owned Claim Block

Located near Tok, Alaska, Peak Gold is accessible by road and approximately 15 kilometers from the Alaska Highway. Peak Gold is situated within the approximate 675,000 acre (2,732 km2) mineral lease with the Village of Tetlin and contains is a high-grade skarn deposit that extends to surface. Additional exploration targets exist immediately adjacent to the identified resources at Main Peak and North Peak as well other targets on the large private land package. A map of the Peak Gold project is included in this release.

The Company now owns and controls approximately 170,000 acres of Alaska state mining claims located immediately adjacent to the Tetlin Lease. These claims include several advanced stage exploration targets (Hona, Eagle and Triple Z) which have been well defined by conducting high quality geological, geochemical and geophysical exploration targeting methods. Total historical costs incurred on these state mining claims by the Joint Venture Company and CORE are approximately $11 million.

Views on the Peak Gold Project

CORE believes that Kinross is a high-quality partner for Peak Gold and looks forward to benefitting from Kinross’ extensive operating experience in Alaska and the expected synergies between Peak Gold and Kinross’ Fort Knox Mill. We expect Kinross will develop Peak Gold into a low-cost, open-pit mine with ore processed at its Fort Knox Mill, which is located approximately 400 kilometers (250 miles) northwest of Peak Gold. The Joint Venture Company is targeting completion of a feasibility study in 2022. Construction is expected to take 12 months, with production expected to commence in 2024.1 Total estimated production is expected to be approximately 1 million Au eq. oz. over 4.5 years at average mining grades of approximately 6 g/t, with preliminary all-in sustaining costs in the range of $750 per Au eq. oz. and initial project capital expenditures in the range of $110 million.1 This would represent a 63% decrease to the initial development capital expenditures estimated in Peak Gold’s Preliminary Economic Assessment2 completed by Royal Gold on September 24, 2018.

Advisors

Cantor Fitzgerald & Co. and Petrie Partners, LLC acted as the financial advisors to CORE. Thompson & Knight LLP served as legal advisors to the Company on the Transactions, with Perkins Coie LLP serving as legal advisors for mining and regulatory issues.

Fiscal Year End Results

The Company also announced that it filed its Form 10-K for the year ended June 30, 2020 with the Securities and Exchange Commission.

The Company reported a net loss of $9.2 million or $1.43 per basic and diluted share for the year ended June 30, 2020 compared to a loss of $8.4 million or $1.33 per basic and diluted share for the same period last year. The increase in the net loss is primarily due to increased legal fees associated with exploring strategic options of the Company which have culminated in the Transactions with Kinross.

ABOUT CORE

CORE is a Houston-based company that engages in exploration in Alaska for gold and associated minerals. Additional information can be found on our web page at www.contangoore.com.

  Based on the news release issued by Kinross Gold Corporation dated September 29, 2020, and subject to all qualifications and assumptions contained therein. Preliminary all-in sustaining cost estimates exclude corporate overhead costs. The metric is a non-GAAP measure. A reconciliation showing the manner in which Kinross calculates “all-in sustaining cost” is provided in its Form 6-K filed with the Securities and Exchange Commission on July 30, 2020.
  The Preliminary Economic Assessment (“PEA”) was prepared in accordance with Canadian National Instrument 43-101 (NI 43-101). CORE is not subject to regulation by Canadian regulatory authorities and no Canadian regulatory authority has reviewed the PEA or passed upon its accuracy or compliance with NI43-101. The terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” as used in the resource estimate, the PEA and this press release are Canadian mining terms as defined in accordance with NI 43-101; however, these terms are not defined terms under the U.S. Securities and Exchange Commission’s (“SEC’s”) Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. The estimation of measured resources and indicated resources involves greater uncertainty as to their existence and the legal and economic feasibility of extraction than the estimation of proven and probable reserves. Conversion of mineral resources to proven and probable mineral reserves generally requires a further economic study, such as a preliminary feasibility study. The PEA is not a preliminary feasibility study and does not support an estimate of proven and probable mineral reserves. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Investors are also cautioned not to assume that all or any part of measured or indicated resources will ever be converted into mineral reserves. In addition, the SEC normally only permits issuers to report mineralization that does not constitute mineral reserves as in-place tonnage of mineralized material and grade without reference to unit amounts of metal.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding CORE that are intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on CORE’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for, developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and associated minerals; the existence and extent of commercially exploitable minerals in properties acquired by the Joint Venture Company; ability to realize the anticipated benefits of the Transactions; disruption from the Transactions and transition of the Joint Venture Company’s management to Kinross, including as it relates to maintenance of business and operational relationships potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; extent of disruptions caused by the COVID-19 outbreak; and the possibility that government policies may change or governmental approvals may be delayed or withheld, including the inability to obtain any mining permits. Additional information on these and other factors which could affect the Joint Venture Company’s exploration program or financial results are included in CORE’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. CORE does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

Contacts

Contango ORE, Inc.
Rick Van Nieuwenhuyse
778-386-6227
www.contangoore.com